                                AMENDMENT NO. 1 TO
                              ASSET PURCHASE AGREEMENT

     THIS AMENDMENT NO. 1 TO ASSET PURCHASE AGREEMENT (this "AGREEMENT"), is made as of May 15, 1998, by and between Monsanto Company, a Delaware corporation ("SELLER"), and Vision-Ease Lens Azusa, Inc., a Minnesota corporation, f/k/a VIS-ORC, Inc. ("BUYER").

                                     WITNESSETH

     WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement dated as of March 25, 1998 (the "PURCHASE AGREEMENT").

     WHEREAS, the parties hereto desire to amend the Purchase Agreement as set forth herein. Capitalized terms not defined herein shall have the meaning ascribed to such terms pursuant to the Purchase Agreement.

     NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, the parties hereby agree as follows:

     1. In consideration of settling and comprising certain pre-Closing claims and positions of each of Buyer and Seller, Buyer and Seller hereby agree and acknowledge that the Purchase Price of $100,000,000 payable at Closing shall be increased by an amount equal to $1,000,000, representing the working capital adjustment and the capital expenditures adjustment. Buyer hereby agrees that it will not make a claim for or allege a breach of Section 2.1 or Section 2.2 of the Purchase Agreement.

     2. In consideration of Buyer's and Seller's agreements in paragraph 1 above, SCHEDULE 2.3(b) of the Purchase Agreement is hereby amended to include, as an Excluded Liability, the obligations and liabilities as they relate to (i) the alleged claims set forth in a letter dated as of May 5, 1998 to Warren B. Grayson and Michael H. Weed from Henry A. Singer, counsel for Optics Technology, Inc. and attached hereto as EXHIBIT A (ii) any similar claims asserted in writing against Buyer by Optics Technology, Inc. relating to U.S. Patent Nos. 5,015,426 and 5,512,221, or (iii) similar claims asserted in writing against Buyer relating to claims asserted in the documents received by Seller from counsel for Optics Technology, Inc. as of May 15, 1998 relating to a form of patent application No. 08/803,854 ((i), (ii) and (iii) collectively, the "OPTICS CLAIM"). Notwithstanding anything in the Purchase Agreement to the contrary, Seller hereby agrees to assume full, unconditional and unlimited responsibility for, and to indemnify and hold harmless the Buyer Protected Parties from, any Losses (without any remaining potential risk or adverse effects to the Buyer Protected Parties) incurred, experienced or suffered by the Buyer Protected Parties as a result of, or with respect to, or arising out of, the Optics Claim or the resolution or settlement thereof as contemplated hereby. Without limiting the generality of the foregoing, "Losses", solely for the purposes of this Agreement, shall include: (a) any damages resulting from an interruption in the Business, (b) costs relating to changes in the Business's manufacturing processes or equipment implemented or required by Seller pursuant to paragraph 3 hereof and (c) any royalties or fees required as part of licensing agreements. "Losses" shall not include any patent annuities to maintain patents after issue. Buyer agrees that it will use reasonable efforts to mitigate any Losses, potential risks or adverse effects to the Buyer Protected Parties and shall use reasonable efforts to avoid interruption to the Business relating to or arising out of the Optics Claim. To the extent permitted under that certain Asset Purchase Agreement by and among Benson Eyecare Corporation, BEC Group, Inc. and Optical Radiation Corporation and Seller dated as of February 11, 1996, Buyer agrees in relation to the Optics Claim to subrogate its rights whether by law or equity to Seller under such agreement and Seller may exercise any and all subrogation rights whether by law or equity under such agreement.

     3. Notwithstanding anything in the Purchase Agreement to the contrary, Buyer and Seller hereby agree and acknowledge that Seller shall proceed in a commercially reasonable manner to resolve the Optics Claim and in connection therewith shall

               (a) assume and have sole responsibility for, and discretion and right to control, the defense, settlement, avoidance or compromise of the Optics Claim and any action, lawsuit, proceeding, investigation, interference or other administrative, judicial or private proceeding relating to the Optics Claim or other claim or action which may be asserted by Optics Technology, Inc.;

               (b) have sole responsibility for, and discretion and right to file, prosecute and issue, any patent application on behalf of Buyer where the invention was made by the Business's personnel or consultants prior to the date of this Agreement including provoking, prosecuting and settling any interference with patent applications or patents of Optics Technology, Inc.;

               (c) have sole responsibility for, and discretion and right to bring and control, settle or cease, any legal action seeking declaratory judgment of invalidity and/or unenforceability of patents of Optics Technology, Inc.;

               (d) have sole responsibility for, and discretion and right to enter into, any license in connection with the Optics Claim; and

               (e) have the sole responsibility for, and discretion and right to avoid, any part of the Optics Claim by designing around claims.

          Seller warrants that any of its activities under subparagraphs (a) through (e) above shall not result in any potential risk to, or adverse effect on, the quality or competitive position of the products produced by the Business. In addition, Seller acknowledges that any Losses from any such activities shall be subject to indemnification under paragraph 2 hereof.

          Buyer hereby agrees that it will expeditiously cooperate with Seller in the filing of any required or permitted notices, reports, legal actions, claims, patent applications in connection with Seller's actions to defend, settle or compromise the Optics Claim and will furnish such records, information, witnesses, testimony and other assistance of its employees as may be reasonably requested by Seller, including participating in conferences, discovery, hearings, trials, appeals and other proceedings which Seller may have with Optics Technology, Inc. or before any administrative or judicial body. Unless otherwise consented to in writing by Seller, Buyer will not destroy, alter or otherwise dispose of any of the records relating to know-how, manufacturing and production processes and techniques, research and development activities, drawings, specifications, designs, plans, engineering and technical data and reports, purchase orders, books and records of the Business relating to the Optics Claim (hereinafter "RECORDS") and will allow Seller and its representatives and attorneys to have access to such Records upon request during normal business hours and to examine, copy and use any part of such Records for any permitted action of Seller in connection with the Optics Claim. With regard to the operation of this paragraph 3, Buyer hereby agrees to cooperate with any decision by Seller to redesign, reconstruct, retrofit, augment or otherwise modify equipment used in the Business in connection with the defense, settlement, compromise or avoidance of the Optics Claim.

          Seller acknowledges that (a) all of its actions under this paragraph 3 shall be conducted at Seller's expense, (b) costs and expenses incurred by Buyer at Seller's request in connection with any such actions shall be included among "Losses" and shall be promptly paid or reimbursed by Seller and (c) Seller shall promptly pay, upon receipt of reasonable written evidence, any Loss by Buyer for which Seller has responsibility hereunder.

     4. In order to equitably credit each of Buyer and Seller for the Collections and Disbursements (each term as defined below) of the Business for the period commencing as of the close of business on May 8, 1998 and ending with the close of business on May 15, 1998 (the "Adjustment Period"), Buyer and Seller have agreed to the following post closing adjustment. No later than forty-five (45) days after Closing, Buyer will prepare and provide to Seller its calculations of the Collections and Disbursements of the Business during the Adjustment Period. Seller and Buyer shall thereafter cooperate to agree upon such calculations, including Buyer making available to Seller such detail and backup as reasonably necessary for Seller to review Buyer's calculations. To the extent Collections exceed Disbursements for the Adjustment Period, Seller shall pay to Buyer the difference. To the extent Disbursements exceed Collections for the Adjustment Period, Buyer shall pay to Seller the difference. Any payment required to be made pursuant to this paragraph shall be made within five (5) business days of the agreement by the parties on the calculations made hereunder. For purposes of this Agreement, a Disbursement is any check, draft, wire transfer or cash equivalent transfer prepared by Seller in payment for an obligation of the Business, excluding any payroll obligations to employees. For purposes of this Agreement, a Collection is cash or cash equivalents (including checks or drafts) received by Seller with respect to an account receivable of the Business.

     5. Section 11.1(b) of the Purchase Agreement is hereby restated as follows:

          "(b) Notwithstanding anything in the foregoing to the contrary, subject to Section 11.3(b) (Time to Assert Claims) and Section 11.4 (Deductible), Seller's obligation for indemnity under Section 11.1(i) and
Section 11.1(vii) shall be for (after the application of the Deductible) the next $250,000 of liability and (ii) thereafter only for one-half of any Losses up to a maximum liability for Seller of $5,000,000 (which is Seller's maximum obligation pursuant to such Sections in respect of Buyer's Losses in an aggregate amount of $10,000,000); provided however that such limitation shall not apply to Seller's obligation to indemnify Buyer under Section 5.8, 11.1(iii),

11.1(iv), 11.1(v), 11.1(vi), 11.1(viii), 11.8, 12.8 and Article 7 or in respect of Seller's fraud or willful breaches or misconduct."

     6. Buyer hereby agrees that the Optics Claims shall be added as item to all of the Seller disclosure schedules attached to the Purchase Agreement and Buyer agrees that it will not make a claim for or allege a breach of, to the extent that it relates to the Optics Claim, any of the representations or warranties contained in the Purchase Agreement.

     7.   Buyer hereby agrees and acknowledges that the consents listed on
SCHEDULE 9.5 to the Purchase Agreement have either been obtained or waived and that Seller has used its reasonable efforts to obtain any other consents to the agreements related to the Business that require consent.

     8. Paragraphs 2 and 3 of this Agreement shall continue in effect and shall not expire until there exists no possibility of a Loss or adverse effect to the Buyer Protected Parties.

     9. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

    10. This Agreement may be executed by the parties hereto in separate counterparts (including by telecopied signature pages), each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    11. Except as expressly amended hereby, the Purchase Agreement shall remain in full force and effect.

                                   *  *  *  *  *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.


                                            MONSANTO COMPANY, SELLER

                                            By: /s/Jan S. Wolpert
                                                -------------------------------

                                            Name:       Jan S. Wolpert
                                                  -----------------------------

                                            Its:     V.P. Venture Capital
                                                 ------------------------------


                                            VISION-EASE LENS AZUSA, INC.
                                                 F/K/A VIS-ORC, INC., BUYER

                                            By: /s/Jeffrey J. Hattara
                                                -------------------------------

                                            Name:       Jeffrey J. Hattara
                                                  -----------------------------

                                            Its:            Treasurer
                                                 ------------------------------